Exhibit 10.2

SOLARIS OILFIELD INFRASTRUCTURE, INC.

LONG TERM INCENTIVE PLAN

FORM OF RESTRICTED STOCK AGREEMENT

Grant Date: Please reference summary on page 8 “Grant/Award Date”	(the “Grant Date”)
Name of Grantee: Please reference summary on page 8 “Participant Name”	(the “Grantee” or “you”)
Number of Restricted Shares subject to Award: Please reference summary on page 8 “Share Amount”	(the “Restricted Shares”)

This Restricted Stock Agreement (“Agreement”) is made and entered into as of the Grant Date by and between Solaris Oilfield Infrastructure, Inc., a Delaware corporation (the “Company”), and you.

WHEREAS, the Company adopted the Solaris Oilfield Infrastructure, Inc., Long Term Incentive Plan (as amended from time to time, the “Plan”), under which the Company is authorized to grant equity-based awards to certain employees and service providers of the Company;

WHEREAS, the Company, in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company, agrees to grant you this award of Restricted Stock;

WHEREAS, you acknowledge that a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the award of Restricted Stock granted pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.The Grant.  Subject to the conditions set forth below, the Company hereby grants you, effective as of the Grant Date, as a matter of separate inducement and not in lieu of any salary or other compensation for your services for the Company, an award of Restricted Stock (the “Award”) consisting of the number of Restricted Shares set forth above in accordance with the terms and conditions set forth herein and in the Plan.

2.Escrow of Restricted Shares.  The Company shall evidence the Restricted Shares in the manner that it deems appropriate. The Company may issue in your name a certificate or certificates representing the Restricted Shares and retain such certificate(s) until the restrictions on such Restricted Shares expire as described in Section 5 or 6 of this Agreement or the Restricted

Shares are forfeited as described in Section 4 and 6 of this Agreement. If the Company certificates the Restricted Shares, you shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. The Company shall hold the Restricted Shares and the related stock powers pursuant to the terms of this Agreement, if applicable, until such time as (a) a certificate or certificates for the Restricted Shares are delivered to you, (b) the Restricted Shares are otherwise transferred to you free of restrictions, or (c) the Restricted Shares are canceled and forfeited pursuant to this Agreement.

3.Ownership of Restricted Shares.  From and after the time the Restricted Shares are issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement; provided, however, that each dividend payment will be made no later than the 60th day following the date such dividend payment is made to stockholders generally.

4.Restrictions; Forfeiture.  The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as described in Section 5 or 6 of this Agreement. The Restricted Shares are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”). You hereby agree that if the Restricted Shares are forfeited, as provided in Section 6, the Company shall have the right to deliver the Restricted Shares to the Company’s transfer agent for, at the Company’s election, cancellation or transfer to the Company.

5.Expiration of Restrictions and Risk of Forfeiture.  The restrictions on the Restricted Shares described in Section 4 of this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable, provided that, subject to Section 6(b), you remain in the employ of, or a service provider to, the Company or its Affiliates until the applicable dates set forth in the following schedule:

Number of Restricted Shares that Vest	Vesting Date
Please reference summary on page 8 “Vesting Schedule – No. of Shares”	Please reference summary on page 8 “Vesting Date”
Please reference summary on page 8 “Vesting Schedule – No. of Shares”	Please reference summary on page 8 “Vesting Date”
Please reference summary on page 8 “Vesting Schedule – No. of Shares”	Please reference summary on page 8 “Vesting Date”

6.Termination of Employment or Services and Change in Control.

(a)Termination Generally.  If your employment or service relationship with the Company or its Affiliates is terminated for any reason, then those Restricted Shares for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Shares shall be forfeited to the Company. The Restricted Shares for which the restrictions have lapsed as of the date of such termination shall not be forfeited to the Company.

(b)Change in Control. Notwithstanding the vesting schedule set forth in Section 5 above, upon the occurrence of a Change in Control, 100% of the Restricted Shares for which the restrictions have not yet lapsed as of the date of the Change in Control shall become immediately vested.

(c)Effect of Other Agreements.  Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment, severance or change in control agreement between you and the Company or a similar plan or arrangement sponsored or maintained by the Company in which you participate, the terms of such employment, severance or change in control agreement or similar plan or arrangement shall control.

7.Leave of Absence.  With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Shares during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

8.Delivery of Stock.  Promptly following the expiration of the restrictions on the Restricted Shares pursuant to Section 5 or 6(b) of this Agreement, the Company shall cause to be issued and delivered to you or your designee a certificate or other evidence of the number of Restricted Shares as to which restrictions have lapsed (i.e., shares of Stock), free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be due pursuant to Section 9. The value of such Stock shall not bear any interest owing to the passage of time.

9.Payment of Taxes.  In connection with any disposition of Shares acquired pursuant to settlement of the Award, you (or any person permitted to receive settlement of the Award in the event of your death) shall be responsible for satisfying withholding taxes and other tax obligations relating to the Award. Such tax obligations shall be satisfied through net withholding (which is a reduction of the amount of Shares otherwise issuable or deliverable pursuant to the Award) and the maximum number of Shares that may be so withheld shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to the Award, as determined by the Committee. You acknowledge that there may be adverse tax consequences upon the transfer, vesting or settlement of the Award or disposition of the underlying Shares and that you have been advised, and hereby are advised, to consult a tax advisor prior to such transfer, vesting or settlement. You represent that you are in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

10.Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock (including Restricted Shares) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11.Restrictive Covenants. You acknowledge and agree that you are subject to, and bound by, certain restrictive covenants set forth in that certain Employee Confidential Information, Inventions and Non-Solicitation Agreement previously entered into by the Company and you, as in effect from time to time, and such restrictive covenants are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

12.Legends.  The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Sections 4 or 10 of this Agreement on all certificates representing shares issued with respect to this Award.

13.Right of the Company and Affiliates to Terminate Employment or Services.  Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any of its Affiliates, or interfere in any way with the rights of the Company or any of its Affiliates to terminate your employment or service relationship at any time.

14.Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

15.Remedies.  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

16.No Liability for Good Faith Determinations.  The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.

17.Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

18.No Guarantee of Interests.  The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

19.Notice.  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

20.Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

21.Information Confidential.  As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

22.Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

23.Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

24.Company Action.  Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

25.Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

26.Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

27.Amendment.  This Agreement may be amended the Board or by the Committee at any time; provided that any amendment that would materially and adversely affect your rights hereunder shall not be effective without your consent.

28.Clawback.  To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), all shares of Stock granted under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such shares of Stock. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without your consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

29.The Plan.  This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

30.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

31.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

32.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and you in effect as of the date a determination is to be made under this Agreement.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces your rights shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set his hand as to the date and year first above written.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

Name: William Zartler
Title: Chief Executive Officer

GRANTEE